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                                                                      EXHIBIT 11

FRANKLIN FINANCE CORPORATION

COMPUTATION OF NET INCOME PER COMMON SHARE

Net income for net income per common share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the year.

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                                                                        FOR THE YEARS ENDED
                                                                             DECEMBER 31,
                                                  -----------------------------------------------------------
                                                             2001               2000               1999
                                                  -----------------------------------------------------------

INCOME
Net income                                                $ 3,092,256        $ 2,847,455         $ 2,467,247
Less: preferred stock dividend requirement                  1,800,900          1,800,900           1,800,900
                                                  -----------------------------------------------------------

Net income applicable to common stock                     $ 1,291,356        $ 1,046,555         $   666,347
                                                  ===========================================================

SHARES
Weighted average number of common shares                       22,077             22,077              22,077

NET INCOME PER COMMON SHARE                               $     58.49        $     47.40         $     30.18


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